Exhibit 99

FIRST COMMERCE COMMUNITY BANKSHARES, INC.

PROXY

SOLICITED BY THE BOARD OF DIRECTORS

FOR THE SPECIAL MEETING OF SHAREHOLDERS

TO BE HELD ON AUGUST 30, 2007

The undersigned shareholder of First Commerce Community Bankshares, Inc. (“First Commerce”) hereby appoints William C. Lumpkin, Jr. and Tom Richey as proxies with full power of substitution, acting unanimously or by either of them if only one be present and acting, to vote all shares of common stock of First Commerce that the undersigned would be entitled to vote if personally present at the Special Meeting of Shareholders (the “Meeting”) to be held at the the main office of First Commerce Community Bank, located at 9001 Hospital Drive, Douglasville, Georgia on Thursday, August 30, 2007 at 10:00 a.m., local time, and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Special Meeting and the proxy statement-prospectus relating to the Meeting (the “Proxy Statement”), receipt of which is hereby acknowledged.

1. To approve an Agreement and Plan of Reorganization, dated April 9, 2007, between Security Bank Corporation (“Security Bank”) and First Commerce, pursuant to which Security Bank will acquire First Commerce through the merger of First Commerce with and into Security Bank and the issuance of Security Bank common stock to First Commerce’s shareholders.

☐  FOR    ☐  AGAINST    ☐  ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

2. To approve certain payments and other benefits accruing to William C. Lumpkin, Jr., First Commerce’s chief executive officer, in connection with the merger that separately or in the aggregate could be reasonably expected to result in the payment of “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended.

☐  FOR    ☐  AGAINST    ☐  ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

3. To approve a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the merger or the 280G payments.

☐  FOR    ☐  AGAINST    ☐  ABSTAIN

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

4. In the discretion of the proxies on such other matters that are unknown to First Commerce’s board of directors as of a reasonable time prior to the date of this solicitation and are properly brought before the Meeting or any adjournment(s) thereof.

PLEASE TURN THIS PROXY FORM OVER AND SIGN IT ON THE REVERSE SIDE.

[REVERSE SIDE OF PROXY FORM]

This proxy, when properly executed, will be voted as directed, but if no direction to the contrary is indicated, it will be voted FOR the proposal listed hereon. Discretionary authority is hereby conferred as to all other matters that are unknown to First Commerce’s board of directors as of a reasonable time prior to the date of the solicitation and are properly brought before the Meeting.

Dated: , 2007
(Be sure to date your Proxy)

Name(s) of Shareholder(s)

Signature(s) of Shareholder(s)

If stock is held in the name of more than one person, all holders should sign. Signatures must correspond exactly with the name or names appearing on the stock certificate(s). When signing as attorney, executor, administrator, trustee, guardian or custodian, please indicate the capacity in which you are acting. If a corporation, please sign in full corporate name by the President or other authorized officer. If a partnership, please sign in name by authorized person.

Please mark, date and sign this Proxy, and return it in the enclosed return-addressed envelope.

PLEASE RETURN PROXY AS SOON AS POSSIBLE